Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF

December 16, 2004,

AMONG

MID-MISSOURI PARENT, LLC,

MID-MISSOURI HOLDING CORP.,

RURAL LEC ACQUISITION LLC

and

OTELCO MERGER SUBSIDIARY, INC.

TABLE OF CONTENTS

ARTICLE I GENERAL

1.1	Definitions

The Merger

1.2	Effective Time of the Merger

1.3	Effect of the Merger

1.4	Charter, Bylaws, Officers and Directors of Surviving Corporation

1.5	Taking of Necessary Action

1.6	Tax Free Reorganization

1.7	Closing

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.1	Consideration; Effect on Capital Stock

2.2	Exchange of Certificates

2.3	MMHC Options

ARTICLE III REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Parent and MMHC

3.2	Representations and Warranties of Otelco and MergerCo

ARTICLE IV CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME; ADDITIONAL AGREEMENTS

4.1	Access to Records

4.2	Conduct

4.3	Legal Conditions to Merger

4.4	Notice of Prospective Breach

4.5	Further Assurances; Consents

ARTICLE V CONDITIONS PRECEDENT

5.1	Conditions to Each Party’s Obligations

5.2	Conditions to Obligations of Otelco and MergerCo

5.3	Conditions to Obligations of MMHC

ARTICLE VI TERMINATION

6.1	Termination

6.2	Effect of Termination

ARTICLE VII MISCELLANEOUS

7.1	Expenses

7.2	Entire Agreement

7.3	Survival

7.4	Descriptive Headings

7.5	Notices

7.6	Counterparts

7.7	Governing Law

7.8	Benefits of Agreement

7.9	Pronouns

7.10	Amendment, Modification and Waiver

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 16, 2004, among MID-MISSOURI PARENT, LLC, a Delaware limited liability company (“Parent”), MID-MISSOURI HOLDING CORP., a Delaware corporation and wholly owned subsidiary of Parent (“MMHC”), RURAL LEC ACQUISITION LLC, a Delaware limited liability company (together with is successor in interest upon the Conversion, “Otelco”), and OTELCO MERGER SUBSIDIARY, INC., a Delaware corporation and wholly owned subsidiary of OTELCO (“MergerCo”).

WHEREAS, contemporaneous with the Effective Time, Otelco will convert from a Delaware limited liability company into a Delaware corporation under the name “Otelco Inc.” (the “Conversion”);

WHEREAS, contemporaneous with the Conversion each membership interest of Otelco (each a “Unit”) will be converted into (i) 0.19498 of a Class B Otelco Shares and (ii) 3.12572 IDSs;

WHEREAS, MMHC is currently a wholly owned subsidiary of Parent and MergerCo is a wholly owned subsidiary of Otelco;

WHEREAS, the Board of Directors or Board of Managers (as applicable) of each of Parent, MMHC, Otelco and MergerCo has determined to engage in the transactions contemplated hereby, pursuant to which (i) MergerCo will be merged with and into MMHC (the “Merger”) pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”), (ii) the outstanding capital stock of MergerCo shall be converted into shares of capital stock of MMHC, (iii) each share of common stock, $0.01 par value per share, of MMHC (the “MMHC Common Stock”) issued and outstanding immediately prior to the Merger will be exchanged and converted into the right to receive Class B Otelco Shares and IDSs in accordance with Section 2.1(a), all upon the terms and conditions set forth in this Agreement; and

WHEREAS, by their signature below, the current sole shareholder of each of MMHC and MergerCo hereby approve the Merger and this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein and therein, the parties hereby agree as follows:

ARTICLE I

GENERAL

1.1                               Definitions.

As used herein, the following capitalized terms have the meanings set forth below:

“Agreement” has the meaning set forth in the Caption.

“Applicable Law” means any statute, law, ordinance, rule or regulation applicable to the parties hereto.

“APSC” means the Alabama Public Service Commission, and any successor entity thereto.

“Audited MMHC Balance Sheet” has the meaning set forth in Section 3.1(d)(i).

“Audited MMHC Financial Statements” has the meaning set forth in Section 3.1(d)(i).

“Audited Otelco Balance Sheet” has the meaning set forth in Section 3.1(d)(i).

“Audited Otelco Financial Statements” has the meaning set forth in Section 3.1(d)(i).

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the City and State of New York.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Class A Otelco Shares” has the meaning set forth in Section3.2(c).

“Class B Otelco Shares” has the meaning set forth in Section 3.2(c).

“Closing” has the meaning set forth in Section 1.7.

“Closing Date” has the meaning set forth in Section 1.7.

“Code” has the meaning set forth in Section 1.6.

“Constituent Corporations” means MMHC and MergerCo.

“Conversion” has the meaning set forth in the Recitals.

“DGCL” has the meaning set forth in the Recitals.

“DTC” means the Depository Trust Company.

“Effective Time” has the meaning set forth in Section 1.2.

“Environmental Laws” means any Applicable Law enacted and in effect on or prior to the Closing Date relating to pollution or protection of the environment, or to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles consistently applied.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Hazardous Substance” means any material defined as a toxic or hazardous substance pursuant to 42 U.S.C. § 9601(14).

“IDS” has the meaning set forth in Section 1.2

“Intellectual Property” all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, franchises, licenses, inventories, know-how, trade secrets, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

“Judgment” means any judgment, order or decree.

“Latest MMHC Balance Sheet” has the meaning set forth in Section 3.1(d)(i).

“Latest Otelco Balance Sheet” has the meaning set forth in Section 3.2(d)(i).

“Leased MMHC Property” has the meaning set forth in Section 3.1(f).

“Leased Otelco Property” has the meaning set forth in Section 3.2(f).

“Lien” means and includes security interests, mortgages, liens, pledges, guarantees, charges, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

“Material Adverse Effect” means, with respect to any Person, a change in the business, financial condition or results of operations of such Person and its Subsidiaries, which has a material adverse effect on such Person and its Subsidiaries, taken as a whole, other than changes (a) relating to the public disclosure of the transactions contemplated by this Agreement or the process of consummating such transactions, (b) relating to United States or foreign economies in general, (c) affecting the industries which such Person operates and not specifically relating to the business of such Person, (d) arising in connection with war or acts of terrorism, or (e) in Applicable Law.

“Material MMHC Contracts” has the meaning set forth in Section 3.1(h).

“Material Otelco Contracts” has the meaning set forth in Section 3.2(h).

“Merger” has the meaning set forth in the Recitals.

“MergerCo” has the meaning set forth in the Caption.

“Merger Security” has the meaning set forth in Section 2.1(a).

“MMCH Preferred” has the meaning set forth in Section 3.1(c)(ii)

“MMHC” has the meaning set forth in the Caption.

“MMHC Benefit Plans” has the meaning set forth in Section 3.1(l)(i).

“MMHC Financial Statements” has the meaning set forth in Section 3.1(d)(i).

“MMHC Common Stock” has the meaning set forth in the Recitals.

“MMHC Entity” means each of MMHC and its wholly owned Subsidiaries; and “MMHC Entities” means, collectively, MMHC and its wholly owned Subsidiaries.

“MMHC Optionees” has the meaning set forth in Section 2.3.

“MMHC Option Plan” has the meaning set forth in Section 2.3.

“MMHC Options” has the meaning set forth in Section 2.3.

“MMHC Treasury Stock” has the meaning set forth in Section 3.1(c)(i).

“MMT” means Mid-Missouri Telephone Company, a Missouri corporation and wholly owned subsidiary of MMHC.

“MPSC” means the Missouri Public Service Commission, and any successor entity thereto.

“Old Certificate” has the meaning set forth in Section 2.2(b).

“Organizational Documents” means, with respect to any Person, each instrument or other document that (x) defines the existence of such Person, including its certificate of limited partnership or formation or articles or certificate of incorporation, as filed or recorded with an applicable Governmental Authority, or (y) governs the internal affairs of such Person, including its limited liability company agreement, operating agreement, partnership agreement and/or bylaws.

“Otelco” has the meaning set forth in the Caption.

“Otelco Entity” means each of Otelco and its wholly owned Subsidiaries; and “Otelco Entities” means, collectively, Otelco and its wholly owned Subsidiaries.

“Otelco Financial Statements” has the meaning set forth in Section 3.2(d)(i).

“Owned MMHC Property” has the meaning set forth in Section 3.1(f).

“Owned Otelco Property” has the meaning set forth in Section 3.2(f).

“Parent” has the meaning set forth in the Caption.

“Permitted Liens” means (i) those Liens set forth on Schedule 3.1(e) or Schedule 3.2(e), as applicable, or in the MMHC Financial Statements or Otelco Financial Statements, as applicable, or securing debt reflected as a liability on the Latest MMHC Balance Sheet or Latest Otelco Balance Sheet, as applicable; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings; (iii) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the Company’s assets in the conduct of its business as presently conducted; (iv) easements, covenants, rights-of-way and other similar restrictions of record; (v) any conditions that may be shown by a current, accurate survey or physical inspection of any Owned MMHC Property or Owned Otelco Property (as applicable) made prior to Closing; and (vi) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party on property over which the Company has easement rights and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in this clause (vi), individually or in the aggregate, materially impair the continued use and operation of the Owned MMHC Property or Owned Otelco Property (as applicable) in the conduct of the business of the MMHC Entities or Otelco Entities (as applicable) as presently conducted.

“Permits” has the meaning set forth in Section 3.1(i).

“Person” means any association, trust, partnership, limited liability company, joint venture or other entity or business.

“Proceeding” means any action, suit, investigation, litigation or proceeding before any Governmental Entity or arbitrator.

“Public Offering” has the meaning set forth in Section 1.2.

“Surviving Corporation” has the meaning set forth in Section 0.

“Surviving Corporation Bylaws” has the meaning set forth in Section 1.4.

“Surviving Corporation Charter” has the meaning set forth in Section 1.4.

“Tax” means any of the Taxes and “Taxes” means, with respect to any Person, (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such entity and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) of another entity or a member of an affiliated or combined group.

“Tax Returns” means, with respect to any Person, collectively, returns, declarations of estimated Tax, Tax reports, information returns and statements relating to any material Taxes with respect to any income, assets or operations of such Person.

 “Units” means, collectively or individually, the units representing an interest in Otelco prior to the Conversion.

The Merger.

Subject to the terms and conditions of this Agreement and contingent upon the substantially contemporaneous consummation of the Public Offering, MergerCo will be merged with and into MMHC in accordance with the DGCL, whereupon the separate existence of MergerCo shall cease and MMHC shall be the surviving corporation (MMHC following the Merger is sometimes referred to herein as the “Surviving Corporation”).

1.2                               Effective Time of the Merger.

As soon as practicable after the satisfaction or waiver of the conditions set forth in Article V, the Surviving Corporation shall file a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, and make all such other filings or recordings required by the DGCL in connection with the Merger.  The Merger shall become effective (the “Effective Time”) immediately following the Conversion and immediately prior to the consummation of the initial public offering of income deposit securities (each consisting of one Class A Otelco Share and $7.50 principal amount of Otelco’s senior subordinated notes due 2019 and referred to herein as an “IDS”) by Otelco pursuant to a registration statement made effective under the Securities Act of 1933, as amended (the “Public Offering”).

1.3                               Effect of the Merger.

Except as specifically set forth herein, in the Certificate of Merger or as may be required under the DGCL, at and after the Effective Time, the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights, immunities, restrictions, debts, liabilities and duties of MMHC will continue in effect and be unimpaired by the Merger, and the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights, immunities, restrictions, debts, liabilities and duties of MergerCo will be merged with and into MMHC.

1.4                               Charter, Bylaws, Officers and Directors of Surviving Corporation.

From and after the Effective Time, (a) the Certificate of Incorporation and Bylaws of MMHC, as then in effect, will be the Certificate of Incorporation and Bylaws of the Surviving Corporation (the “Surviving Corporation Charter” and the “Surviving Corporation Bylaws,” respectively), in each case, unless and until altered, amended or repealed as provided in the DGCL, the Surviving Corporation Charter or the Surviving Corporation Bylaws, (b) the following individuals shall serve as the directors of the board of directors of the Surviving Corporation, unless and until removed or until their successors have been duly elected and shall qualify in accordance with the DGCL, the Surviving Corporation Charter and the Surviving Corporation Bylaws, as applicable:

Michael Weaver

Curtis Garner, Jr.

and (c) the following individuals shall serve as officers of the Surviving Corporation, to hold the offices set forth opposite their names until their successors shall have been duly elected and shall qualify in accordance with the DGCL, the Surviving Corporation Charter and the Surviving Corporation Bylaws, as applicable:

Michael Weaver	Chief Executive Officer
Curtis Garner, Jr.	Chief Financial Officer, Secretary
Denise Day	Co-President, Vice President, Assistant Secretary, Controller
Gary B. Romig	Co-President, Vice President, Treasurer

1.5                               Taking of Necessary Action.

Prior to the Effective Time, the parties hereto shall do or cause to be done all such acts and things as may be necessary or appropriate in order to effectuate the Merger as expeditiously as reasonably practicable in accordance with this Agreement and the DGCL.

1.6                               Tax Free Reorganization.

For Federal, state and local income Tax purposes, the parties intend that the Merger be treated as the contribution to Otelco of the stock of MMHC by Parent, in connection with the contemporaneous consummation of the Public Offering.  As a consequence, Parent’s members, along with the new public shareholders of Otelco, will own stock satisfying the definition of control in Section 368(c) of the Code, and therefore the Merger will be a transfer described in Section 351(a) of the Code.

1.7                               Closing.

Unless this Agreement will have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VI, and subject to the provisions of Article V, the closing of the Merger (the “Closing”) will take place on a date (the “Closing Date”) to be mutually agreed upon by the parties.  The Closing will take place at the New York offices of O’Melveny & Myers LLP, unless another place is agreed to by the parties.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.1                               Consideration; Effect on Capital Stock.

At the Effective Time, subject and pursuant to the terms and conditions of this Agreement, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holders of the capital stock of the Constituent Corporations:

(a)                                  Conversion of MMHC Common Stock for Merger Securities.  Subject to Section 2.2, each share of MMHC Common Stock issued and outstanding immediately prior to the Effective Time will be exchanged for and converted into the right to receive 0.00881 Class B Otelco Shares and 0.14126 IDSs (such number of Class B Otelco Shares and IDSs that each share of MMHC Common Stock is exchanged for and converted into, collectively, a “Merger Security”).

(b)                                 Capital Stock of MergerCo.  Each issued and outstanding share of common stock, par value $0.01 per share, of MergerCo will be converted into 1 share of MMHC Common Stock.

(c)                                  Shares of Dissenting Stockholders.  Each issued and outstanding share of MMHC Common Stock held by a dissenting stockholder, if any, shall not be exchanged and converted as described in Section 2.1(a) but shall become the right to receive such consideration as may be determined to be due to such dissenting stockholder pursuant to the DGCL; provided, however, that each share of MMHC Common Stock issued and outstanding at the Effective Time and held by a dissenting stockholder who or which shall, after the Effective Time, withdraw his or her demand for appraisal or lose or fail to perfect his or its right of appraisal as provided in the DGCL shall be deemed, as of the Effective Time, to be exchanged for and converted into Merger Securities as provided in Section 2.1(a), without interest.  After the Effective Time, as provided in the DGCL, no dissenting stockholder will be entitled to vote the shares of MMHC Common Stock subject to such dissenting stockholder’s demand for appraisal for any purpose or be entitled to the payment of dividends or other distributions on such shares.

(d)                                 Cancellation of MMHC Treasury Stock.  Each share of MMHC Treasury Stock shall be automatically cancelled and no consideration shall be delivered in exchange thefefor.

2.2                               Exchange of Certificates.

(a)                                  Procedure for Exchange of MergerCo Stock.  Upon delivery by Otelco to MMHC of a certificate or certificates which, immediately prior to the Effective Time, represented issued and outstanding shares of MergerCo capital stock, MMHC will issue and deliver to Otelco a new stock certificate representing ownership of an equivalent number of shares of MMHC Common Stock.  After the Effective Time and until the time that any such certificate has been exchanged in accordance with the preceding sentence, each certificate for MergerCo capital stock will be deemed, for all purposes, to represent an equivalent number of shares of MMHC Common Stock.

(b)                                 Procedure for Exchange of MMHC Stock.  Upon delivery by Parent to Otelco of a certificate or certificates which, immediately prior to the Effective Time, represented issued and outstanding shares of MMHC Common Stock, Otelco will issue and deliver to Parent new certificates (to the extent applicable) representing ownership of that number of Merger Securities that Parent has the right to receive pursuant to Section 2.1(a).  After the Effective Time and until the time that any such MMHC Common Stock certificates have been exchanged in accordance with the preceding sentence, such certificates will be deemed, for all purposes, to represent that number of Merger Securities that Parent would have the right to receive pursuant to Section 2.1(a).

(c)                                  No Further Ownership Rights in MMHC Common Stock.  All Merger Securities issued upon the surrender for exchange of shares of MMHC Common Stock in accordance with the terms of this Article II will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of MMHC Common Stock.  If, after the Effective Time, any certificate representing shares of MMHC Common Stock outstanding prior to the Effective Time is presented to the Surviving Corporation for any reason, such certificate will be cancelled and exchanged as provided in this Article II.

2.3                               MMHC Options.

MMHC and Otelco have or shall enter into the Option Exchange Agreement (attached hereto as Exhibit A) with all of the holders (each an “MMHC Optionee”) of options to purchase shares of MMHC Common Stock (“MMHC Options”) that were granted pursuant to MMHC’s 2001 Second Amended and Restated Stock Option Plan, as may be amended, supplemented and/or restated (the “MMHC Option Plan”), pursuant to which each MMHC Optionee shall agree to exchange all of his, her or its MMHC Options for that number of Class B Otelco Shares and IDSs such MMHC Optionee would have been entitled to receive pursuant to Section 2.1(a) if such MMHC Optionee would have exercised all of his, her or its MMHC Options for MMHC Commons Stock by cashless exercise prior to the Effective Time, such exchange to be effective contemporaneously with the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1                               Representations and Warranties of Parent and MMHC.

Each of Parent and MMHC hereby represents and warrants to MergerCo and Otelco as follows:

(a)                                  Organization, Good Standing, Qualification and Power.  Parent and each MMHC Entity is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted, to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Each MMHC Entity is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified has not had a Material Adverse Effect.  Complete copies of the Organizational Documents of each MMHC Entity have been made available to Otelco.

(b)                                 No Conflicts; Consents. The execution and delivery by Parent and MMHC of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Parent and MMHC with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under any obligation, or result in the creation of any Lien upon any of the assets owned or used by Parent or any MMHC Entity under any provision of (i) the Organizational Documents of the Parent or any MMHC Entity, (ii) except as set forth on Schedule 3.1(b), any Material Contract to which Parent or any MMHC Entity is a party or by which any of their respective properties or assets are bound or (iii) any Judgment or Applicable Law applicable to Parent, MMHC or MMT or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a Material Adverse Effect.  No consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any MMHC Entity in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) those consents set forth on Schedule 3.1(b), (ii) those the failure of which to obtain or make, individually or in the aggregate, would not (A) have a Material Adverse Effect or (B) materially impair the ability of Parent or MMHC to perform its obligations under this Agreement and (iii) those that may be required solely by reason of Otelco’s (as opposed to any other third party’s) participation in the transactions contemplated hereby.  This Agreement is a legal, valid and binding obligation of Parent and MMHC, enforceable against it in accordance with the terms herein.

(c)                                  Capitalization.

(i)                                     The authorized capital stock of MMHC consists of 10,000,000 authorized shares, all of which have been designated as common stock, $0.01 par value per share, (x) 6,000,000 of which are issued and outstanding, fully paid and nonassessable and (y) 4,000 of which are held in treasury and are issued but not outstanding (“MMHC Treasury Stock”).  All of the issued and outstanding shares of capital stock of MMHC are held of record by Parent (without giving effect to Section 2.3), were validly issued and are fully paid and nonassessable.  Schedule 3.1(c)(i) sets forth a list of each outstanding MMCH Option and the holder thereof.  Except for this Agreement and the MMHC Options, there are no outstanding options, warrants, rights, calls, agreements, convertible securities or other commitments or rights to purchase or acquire any unissued Common Stock or other securities from MMHC.

(ii)                                  MMHC owns 100% of the issued and outstanding capital stock of MMT.  MMT owns (A) 100% of the issued and outstanding capital stock of Imagination, Inc. and (B) 5,800 shares of Series A Redeemable Participating Preferred Stock, 0.01 par value per share, of MMC Holding Corp. (the “MMCH Preferred”).  Except as set forth in this Section 3.1(c)(ii), no MMHC Entity owns any capital stock, other securities, or rights or obligations to acquire the same, of any other Person.

(d)                                 Financial Statements.

(i)                                     MMHC has previously provided Otelco with a true, correct and complete copy of (i) the audited consolidated balance sheet of MMHC as of December 31, 2003 (the “Audited MMHC Balance Sheet”), and the related audited statements of operations, shareholders’ equity and cash flows for the fiscal year then ended (together with the Audited Balance Sheet, the “Audited MMHC Financial Statements”) and (ii) the unaudited consolidated balance sheet of MMHC as of June 30, 2004 (the “Latest MMHC Balance Sheet”) and the related unaudited statement of operations, shareholders’ equity and cash flows for the period then ended (together with the Audited Financial Statements and the Latest MMHC Balance Sheet, the “MMHC Financial Statements”).  The MMHC Financial Statements have been prepared from the books and records of MMHC in accordance with GAAP (except, in the case of unaudited MMHC Financial Statements, for normal year-end adjustments and the absence of footnotes).  Except as set forth on Schedule 3.1(d)(i), the MMHC Financial Statements fairly present in all material respects the financial condition, results of operations, and cash flows of MMHC and its consolidated Subsidiaries as of the dates and for the periods indicated.

(ii)                                  The MMHC Entities do not have any liabilities or obligations of the type required to be reflected in a balance sheet or disclosed in the footnotes to the MMHC Financial Statements, in each case prepared in accordance with GAAP and that would have a Material Adverse Effect, except (i) as disclosed, reflected or reserved against in the MMHC Financial Statements, (ii) for items disclosed on Schedule 3.1(d)(ii), or (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Audited MMHC Financial Statements.

(e)                                  Assets Other than Real Property Interests.  The MMHC Entities have good and valid title to all of the assets and properties reflected on the Latest Balance Sheet or acquired subsequent thereto (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Latest MMHC Balance Sheet), free and clear of all Liens, except Permitted Liens.  This Section 3.1(e) contains the sole and exclusive representations and warranties of MMHC with respect to matters relating to the assets and properties of the MMHC Entities, except for Owned MMHC Property and Leased MMHC Property, which are the subject of Section 3.1(f), and Intellectual Property, which is the subject of Section 3.1(g).

(f)                                    Real Property.  Schedule 3.1(f) contains a true, correct and complete list of all real property and interests in real property owned in fee by the MMHC Entities and used, or held for use, in the operation or conduct of the business of the MMHC Entities as presently conducted (the “Owned MMHC Property”).  The MMHC Entities have good title to all Owned MMHC Property, in each case, free and clear of all Liens, except Permitted Liens.  Schedule 3.1(f) contains a list of all real property and interests in real property leased by the MMHC Entities and used, or held for use, in the operation or conduct of the MMHC Entities’ respective businesses (the “Leased MMHC Property”).  An MMHC Entity is the lessee of each Leased Property and is in possession of the premises purported to be leased thereunder, and each such lease is valid without any material default thereunder by the applicable MMHC Entity or, to the knowledge of MMHC, by the lessor.  Schedule 3.1(f) contains a list of all Owned MMHC Property or Leased MMHC Property on which a telephone switch owned, leased or operated by MMT is located.  This Section 3.1(f) contains the sole and exclusive representations and warranties of MMHC with respect to matters relating to Owned MMHC Property and Leased MMHC Property.

(g)                                 Intellectual Property.  Schedule 3.1(g) sets forth a list of all material Intellectual Property (other than rights of an MMHC Entity as licensee) owned or used by the MMHC Entities.  Except as set forth on Schedule 3.1(g), no MMHC Entity has received any written notice from any other Person challenging in any material respect the right of such MMHC Entity to use any of the material Intellectual Property or any rights thereunder.  Except as set forth on Schedule 3.1(g), no MMHC Entity has granted any licenses or other rights and no MMHC Entity has any obligation to grant licenses or other rights to any of the material Intellectual Property to any other Person.  No MMHC Entity has, in the last two years, made any claim in writing of a violation or infringement by others of its rights to or in connection with any material Intellectual Property.  This Section 3.1(g) contains the sole and exclusive representations and warranties of MMHC with respect to matters relating to Intellectual Property.

(h)                                 Contracts.  Schedule 3.1(h) sets forth a list of the material agreements, understandings, commitments, or instruments, whether written or oral, to which each MMHC Entity is a party or by which any of them or any of their assets are bound as of the date hereof (the “Material Contracts”).  Except as set forth on Schedule 3.1(h), (i) the Material Contracts are, to the knowledge of MMHC, in full force and effect and enforceable by the applicable MMHC Entity in accordance with their respective terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors rights generally and to general principles of equity, (ii) no MMHC Entity is in material breach of or material default under (and no event has occurred which with notice or the passage of time or both would constitute a material breach or material default under) any Material Contract, and (iii) no MMHC Entity has given nor, to the knowledge of MMHC, received from any other Person, any notice or other communication regarding the existence of any breach of, or default under, any Material Contract.

(i)                                     Permits.  Except as set forth on Schedule 3.1(i), (a) each MMHC Entity holds and is in compliance with all material certificates, licenses, permits, authorizations and approvals (“Permits”) required under Applicable Law for the conduct of its respective business; and (b) during the one-year period prior to the date of this Agreement, no MMHC Entity has received notice of any Proceedings relating to the revocation or modification of any such Permits.  This Section 3.1(i) contains the sole and exclusive representations and warranties of MMHC with respect to Permits, except for Permits required by (i) the MPSC, which are the subject of Section 3.1(o), and (ii) any Environmental Law, which are the subject of Section 3.1(p).

(j)                                     Taxes.  MMHC filed a consolidated Tax Return for United Stated federal income Tax purposes.  Except as set forth on Schedule 3.1(j), (a) each MMHC Entity has filed all Tax Returns required to be filed by them prior to the Closing Date; (b) as of the time of filing, the Tax Returns were true and correct in all material respects; (c) all Taxes shown to be due on such Tax Returns have been paid; (d) no statute of limitations has been waived and no extension of time during which a Tax assessment or deficiency assessment may be made has been agreed to, which waiver or extension is still outstanding with respect to any Tax liability of an MMHC Entity; (e) there are no pending Tax audits of any Tax Returns of any MMHC Entity and no MMHC Entity has received written notice of any unresolved questions or claims concerning its Tax liability; (f) each MMHC Entity has complied in all material respects with Applicable Laws, rules and regulations relating to the payment and withholding of income Taxes; and (g) no MMHC Entity is or has ever been a party to any Tax sharing agreement.  This Section 3.1(j) contains the sole and exclusive representations and warranties of MMHC with respect to matters relating to Taxes.

(k)                                  Proceedings.  Schedule 3.1(k) sets forth a true, correct and complete list as of the date of this Agreement of all pending Proceedings or claims with respect to which a MMHC Entity has been contacted in writing by counsel for the plaintiff or claimant, arising out of the conduct of their respective businesses or against any of their respective assets and that (a) relate to or involve more than $200,000, (b) seek any injunctive relief or (c) would give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement.  To the knowledge of MMHC, except as set forth on Schedule 3.1(k), no MMHC Entity is a party or subject to or in default under any Judgment applicable to the conduct of its respective business as presently conducted or any of its respective assets.

(l)                                     Benefit Plans.

(i)                                     Schedule 3.1(l)(i) contains a list of all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all other bonus, stock option, deferred and incentive compensation plans and programs maintained or contributed to by the MMHC Entities for the benefit of its employees or former employees (all of the foregoing being referred to herein as the “MMHC Benefit Plans”).

(ii)                                  Except as set forth on Schedule 3.1(l)(ii), (i) each MMHC Benefit Plan has been operated and administered pursuant to its terms and in material compliance with ERISA, the Code, and all Applicable Laws; (ii) all contributions due and payable by an MMHC Entity on or before the Closing Date in respect of any MMHC Benefit Plan have been made in full and proper form, or adequate accruals have been provided for in the

Financial Statements for all other contributions or amounts in respect of MMHC Benefit Plans for periods ending on or before the Closing Date; (iii) no MMHC Entity has breached the fiduciary rules of ERISA or engaged in a prohibited transaction with respect to any MMHC Benefit Plan which would subject such MMHC Entity to any Tax or penalty imposed under Sections 4975 of the Code or Section 502 (i), (j) or (l) of ERISA; (iv) no MMHC Benefit Plan subject to Part (3) of Subtitle B of Title I of ERISA or Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 412(a) of the Code), whether or not waived; (v) no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred with respect to any MMHC Benefit Plan; and (vi) no Proceedings (other than routine benefit claims) are pending or, to the knowledge of MMHC, threatened against or relating to any MMHC Benefit Plan, or any fiduciary thereof.

(iii)                               True and complete copies of the following documents, as they have been amended to the date hereof, relating to the MMHC Benefit Plans, have been made available to Otelco: (A) all MMHC Benefit Plan documents and (B) the Form 5500, 5500-C or 5500-R for each MMHC Benefit Plan for the two most recent plan years.  This Section 3.1(l)(iii) contains the sole and exclusive representations and warranties of MMHC with respect to any MMHC Benefit Plans.

(m)                               Employee and Labor Matters.  Except as disclosed on Schedule 3.1(m), (a) no MMHC Entity is party to any collective bargaining agreement or similar agreement, (b) there are no unfair labor practice complaints pending against any MMHC Entity, or to the knowledge of MMHC, threatened against any MMHC Entity before the National Labor Relations Board, or (c) no strike, labor dispute, slowdown or stoppage is pending against any MMHC Entity except with respect to any matter specified above, which, in the case of clause (b) or (c), individually or in the aggregate, has not had a Material Adverse Effect.  This Section 3.1(m) contains the sole and exclusive representations and warranties of MMHC with respect to employee and labor matters.

(n)                                 Absence of Changes or Events.  Except as set forth on Schedule 3.1(n), from the date of the Latest MMHC Balance Sheet until the date hereof, there has not been any event which would reasonably be expected to have a Material Adverse Effect on the MMHC Entities.

(o)                                 Compliance with Applicable Laws.

(i)                                     Except as set forth on Schedule 3.1(o)(i), the MMHC Entities are in compliance with all Applicable Laws, except for instances of noncompliance that, individually or in the aggregate, have not had a Material Adverse Effect.  Except as set forth on Schedule 3.1(o)(i), no MMHC Entity has received any written communication during the past two years from a Governmental Entity that alleges that such MMHC Entity is not in compliance in any material respect with any Applicable Laws.

(ii)                                  The regulatory tariffs applicable to MMT stand in full force and effect in accordance with their terms, and there is no outstanding notice of cancellation or termination or, to the knowledge of MMHC, any threatened cancellation or termination in connection therewith.  Except as otherwise disclosed on Schedule 3.1(o)(ii), MMT is not subject to any restrictions or conditions applicable to its regulatory tariffs that limit the operations of MMT (other than restrictions or conditions generally applicable to tariffs of that type).  Except as otherwise disclosed on Schedule3.1(o)(ii), MMT is not in material violation under the terms and conditions of any such tariff and, to the knowledge of MMHC, there is no basis for any claim of violation by MMT under any such tariff.  Except as set forth on Schedule 3.1(o)(ii) there are no applications by MMT, nor any complaints or petitions, or other filings by others, or Proceedings pending or, to the knowledge of MMHC, threatened, before the MPSC relating to MMT or its operations or regulatory tariffs.  A true and correct copy of each tariff applicable to MMT has been made available to Otelco.

(iii)                               This Section 3.1(o) contains the sole and exclusive representations and warranties of MMHC with respect to MMT regulatory tariffs and other regulatory matters before the MPSC.

(p)                                 Environmental Matters.  Except as set forth on Schedule 3.1(p) and except for those matters that, individually or in the aggregate, have not had a Material Adverse Effect, (a) during the past two years, no MMHC Entity has received any written communication from a Governmental Entity that alleges that it is not in compliance with any Environmental Law, (b) the MMHC Entities hold, and are in compliance with, all Permits required under Environmental Laws to conduct their respective businesses, and are in compliance with all Environmental Laws and (c) in connection with the conduct of their respective businesses, the MMHC Entities have not entered into or agreed to any court decree or order and are not subject to any Judgment relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.  This Section 3.1(p) contains the sole and exclusive representations and warranties of MMHC with respect to any environmental, health or safety matters, including, without limitation, any matters arising under Environmental Law.

(q)                                 No Additional Representations.  NEITHER PARENT NOR MMHC IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO PARENT OR THE MMHC ENTITIES, INCLUDING ANY OF THE ASSETS OF THE MMHC ENTITIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 3.1, AND EXCEPT AS SET FORTH EXPRESSLY HEREIN, THE CONDITION OF THE ASSETS OF THE MMHC ENTITIES SHALL BE “AS IS” AND “WHERE IS.”

3.2                               Representations and Warranties of Otelco and MergerCo.

Each of Otelco and MergerCo represents and warrants to MMHC and Parent as follows:

(a)                                  Organization, Good Standing, Qualification and Power. (i) As of the date hereof, Otelco is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation, (ii) immediately following the Conversion, Otelco will be a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (iii) MergerCo is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (iv) each of Otelco and MergerCo has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted, to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (v) each of Otelco and MergerCo is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified has not had a Material Adverse Effect.  Otelco has delivered or made available to MMHC true and complete copies of the Organizational Documents of Otelco and MergerCo.

(b)                                 No Conflicts; Consents. The execution and delivery by Otelco and MergerCo of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Otelco and MergerCo with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under any obligation, or result in the creation of any Lien upon any of the assets owned or used by any Otelco Entity under any provision of (i) the Organizational Documents of any Otelco Entity, (ii) except as set forth on Schedule 3.2(b), any Material Contract to which any Otelco Entity is a party or by which any of their respective properties or assets are bound or (iii) any Judgment or Applicable Law applicable to any Otelco Entity or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a Material Adverse Effect.  No consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to any Otelco Entity in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) those consents set forth on Schedule 3.2(b), (ii) those the failure of which to obtain or make, individually or in the aggregate, would not (A) have a Material Adverse Effect or (B) materially impair the ability of Otelco or MergerCo to perform its obligations under this Agreement and (iii) those that may be required solely by reason of Parent’s, the MMHC Optionees’ or MMHC’s (as opposed to any other third party’s) participation in the transactions contemplated hereby.  This Agreement is legal, valid and binding obligation of each of Otelco and MergerCo, enforceable against it in accordance with the terms herein.

(c)                                  Capitalization; Subsidiaries.  Effective as of the Effective Time, the authorized capital stock of Otelco will consist of 20,800,000 authorized shares of common stock, (i) 20,000,000 of which will be designated as Class A Common Stock, $0.01 par value per share (the “Class A Otelco Shares”), 9,676,733 of which will then be issued and outstanding and (ii) 800,000 of which will be designated as Class B Common Stock, $0.01 par value per share (the “Class B Otelco Shares”), 544,671 of which will then be currently issued and outstanding.  All outstanding Class B Otelco Shares will be validly issued, fully paid and non-assessable.  Except as set forth in on Schedule 3.2(c), there are no preemptive rights, options, warrants, other rights, calls, commitments or agreements of any character to which Otelco is a party or by which it is bound calling for the issuance of shares of capital stock of Otelco or any securities convertible into or exercisable or exchangeable for, or representing the right to purchase or otherwise receive, any capital stock of Otelco.  All outstanding shares of the capital stock of MergerCo are validly issued, fully paid and nonassessable and owned by Otelco, free and clear of all Liens.  Immediately prior to the Closing, except for this Agreement, there will be no options, warrants, rights, calls, commitments or agreements of any character to which Otelco is a party or by which it is bound calling for the issuance of shares of capital stock of MergerCo or any securities convertible into or exchangeable for, or representing the right to purchase or otherwise receive, any such capital stock, or other arrangement to acquire, at any time or under any circumstances, capital stock of MergerCo.  Effective as of the Effective Time, Otelco will have duly authorized and reserved for issuance the Merger Securities and, when issued in accordance with the terms of Article II, the Merger Securities will be validly issued, fully paid and nonassessable.  Except as set forth on Schedule 3.2(c), no Otelco Entity owns any capital stock, other securities, or rights or obligations to acquire the same, of any other Person.

(d)                                 Financial Statements.

(i)                                     Otelco has previously provided MMHC with a true, correct and complete copy of (i) the audited consolidated balance sheet of Otelco as of December 31, 2003 (the “Audited Otelco Balance Sheet”), and the related audited statements of operations, members’ equity and cash flows for the fiscal year then ended (together with the Audited Balance Sheet, the “Audited Otelco Financial Statements”) and (ii) the unaudited consolidated balance sheet of Otelco as of June 30, 2004 (the “Latest Otelco Balance Sheet”) and the related unaudited statement of operations, members’ equity and cash flows for the period then ended (together with the Audited Otelco Financial Statements and the Latest Otelco Balance Sheet, the “Otelco Financial Statements”).  The Otelco Financial Statements have been prepared from the books and records of Otelco in accordance with GAAP (except, in the case of unaudited Otelco Financial Statements, for normal year-end adjustments and the absence of footnotes).  Except as set forth on Schedule 3.2(d)(i), the Otelco Financial Statements fairly present in all material respects the financial condition, results of operations, and cash flows of Otelco and its consolidated Subsidiaries as of the dates and for the periods indicated.

(ii)                                  The Otelco Entities do not have any liabilities or obligations of the type required to be reflected in a balance sheet or disclosed in the footnotes to the Otelco Financial Statements, in each case prepared in accordance with GAAP and that would have a Material Adverse Effect, except (i) as disclosed, reflected or reserved against in the Otelco Financial Statements, (ii) for items disclosed on Schedule 3.2(d)(ii), or (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Audited Otelco Financial Statements.

(e)                                  Assets Other than Real Property Interests.  The Otelco Entities have good and valid title to all of the assets and properties reflected on the Latest Otelco Balance Sheet or acquired subsequent thereto (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Latest Otelco Balance Sheet), free and clear of all Liens, except Permitted Liens.  This Section 3.2(e) contains the sole and exclusive representations and warranties of Otelco with respect to matters relating to the assets and properties of the Otelco Entities, except for Owned Otelco Property and Leased Otelco Property, which are the subject of Section 3.2(f), and Otelco Intellectual Property, which is the subject of Section 3.2(g).

(f)                                    Real Property.  Schedule 3.2(f) contains a true, correct and complete list of all real property and interests in real property owned in fee by the Otelco Entities and used, or held for use, in the operation or conduct of the business of the Otelco Entities as presently conducted (the “Owned Otelco Property”).  The Otelco Entities have good title to all Owned Otelco Property, in each case, free and clear of all Liens, except Permitted Liens.  Schedule 3.2(f)

contains a list of all real property and interests in real property leased by the Otelco Entities and used, or held for use, in the operation or conduct of the Otelco Entities’ respective businesses (the “Leased Otelco Property”).  A Otelco Entity is the lessee of each Leased Otelco Property and is in possession of the premises purported to be leased thereunder, and each such lease is valid without any material default thereunder by the applicable Otelco Entity or, to the knowledge of Otelco, by the lessor.  Schedule 3.2(f) contains a list of all Owned Otelco Property or Leased Otelco Property on which a primary telephone switch owned, leased or operated by an Otelco Entity is located.  This Section 3.2(f) contains the sole and exclusive representations and warranties of Otelco with respect to matters relating to Owned Otelco Property and Leased Otelco Property.

(g)                                 Intellectual Property.  Schedule 3.2(g) sets forth a list of all material Intellectual Property (other than rights of an Otelco Entity as licensee) owned or used by the Otelco Entities.  Except as set forth on Schedule 3.2(g), no Otelco Entity has received any written notice from any other Person challenging in any material respect the right of such Otelco Entity to use any of the material Intellectual Property or any rights thereunder.  Except as set forth on Schedule 3.2(g), no Otelco Entity has granted any licenses or other rights and no Otelco Entity has any obligation to grant licenses or other rights to any of the material Intellectual Property to any other Person.  No Otelco Entity has, in the last two years, made any claim in writing of a violation or infringement by others of its rights to or in connection with any material Intellectual Property.  This Section 3.2(g) contains the sole and exclusive representations and warranties of Otelco with respect to matters relating to Intellectual Property.

(h)                                 Contracts.  Schedule 3.1(h) sets forth a list of the material agreements, understandings, commitments, or instruments, whether written or oral, to which each Otelco Entity is a party or by which any of them or any of their assets are bound as of the date hereof (the “Material Otelco Contracts”).  Except as set forth on Schedule 3.1(h), (i) the Material Otelco Contracts are, to the knowledge of Otelco, in full force and effect and enforceable by the applicable Otelco Entity in accordance with their respective terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors rights generally and to general principles of equity, (ii) no Otelco Entity is in material breach of or material default under (and no event has occurred which with notice or the passage of time or both would constitute a material breach or material default under) any Material Otelco Contract, and (iii) no Otelco Entity has given nor, to the knowledge of Otelco, received from any other Person, any notice or other communication regarding the existence of any breach of, or default under, any Material Otelco Contract.

(i)                                     Permits.  Except as set forth on Schedule 3.2(i), (a) each Otelco Entity holds and is in compliance with all material certificates, licenses, permits, authorizations and approvals (“Permits”) required under Applicable Law for the conduct of its respective business; and (b) during the one-year period prior to the date of this Agreement, no Otelco Entity has received notice of any Proceedings relating to the revocation or modification of any such Permits.  This Section 3.2(i) contains the sole and exclusive representations and warranties of Otelco with respect to Permits, except for Permits required by (i) the APSC, which are the subject of Section 3.2(o), and (ii) any Environmental Law, which are the subject of Section 3.2(p).

(j)                                     Taxes.  Otelco filed a consolidated Tax Return for United Stated federal income Tax purposes.  Except as set forth on Schedule 3.2(j), (a) each Otelco Entity has filed all Tax Returns required to be filed by them prior to the Closing Date; (b) as of the time of filing, the Tax Returns were true and correct in all material respects; (c) all Taxes shown to be due on such Tax Returns have been paid; (d) no statute of limitations has been waived and no extension of time during which a Tax assessment or deficiency assessment may be made has been agreed to, which waiver or extension is still outstanding with respect to any Tax liability of a Otelco Entity; (e) there are no pending Tax audits of any Tax Returns of any Otelco Entity and no Otelco Entity has received written notice of any unresolved questions or claims concerning its Tax liability; (f) each Otelco Entity has complied in all material respects with Applicable Laws, rules and regulations relating to the payment and withholding of income Taxes; and (g) no Otelco Entity is or has ever been a party to any Tax sharing agreement.  This Section 3.2(j) contains the sole and exclusive representations and warranties of Otelco with respect to matters relating to Taxes.

(k)                                  Proceedings.  Schedule 3.2(k) sets forth a true, correct and complete list as of the date of this Agreement of all pending Proceedings or claims with respect to which a Otelco Entity has been contacted in writing by counsel for the plaintiff or claimant, arising out of the conduct of their respective businesses or against any of their respective assets and that (a) relate to or involve more than $200,000, (b) seek any injunctive relief or (c) would give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement.  To the knowledge of Otelco, except as set forth on Schedule 3.2(k), no Otelco Entity is a party or subject to or in default under any Judgment applicable to the conduct of its respective business as presently conducted or any of its respective assets.

(l)                                     Benefit Plans.

(i)                                     Schedule 3.2(l)(i) contains a list of all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all other bonus, stock option, deferred and incentive compensation plans and programs maintained or contributed to by the Otelco Entities for the benefit of its employees or former employees (all of the foregoing being referred to herein as the “Otelco Benefit Plans”).

(ii)                                  Except as set forth on Schedule 3.2(l)(ii), (i) each Otelco Benefit Plan has been operated and administered pursuant to its terms and in material compliance with ERISA, the Code, and all Applicable Laws; (ii) all contributions due and payable by an Otelco Entity on or before the Closing Date in respect of any Otelco Benefit Plan have been made in full and proper form, or adequate accruals have been provided for in the Financial Statements for all other contributions or amounts in respect of Otelco Benefit Plans for periods ending on or before the Closing Date; (iii) no Otelco Entity has breached the fiduciary rules of ERISA or engaged in a prohibited transaction with respect to any Otelco Benefit Plan which would subject such Otelco Entity to any Tax or penalty imposed under Sections 4975 of the Code or Section 502 (i), (j) or (l) of ERISA; (iv) no Otelco Benefit Plan subject to Part (3) of Subtitle B of Title I of ERISA or Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 412(a) of the Code), whether or not waived; (v) no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred with respect to any Otelco Benefit

Plan; and (vi) no Proceedings (other than routine benefit claims) are pending or, to the knowledge of Otelco, threatened against or relating to any Otelco Benefit Plan, or any fiduciary thereof.

(iii)                               True and complete copies of the following documents, as they have been amended to the date hereof, relating to the Otelco Benefit Plans, have been made available to MMHC: (i) all Otelco Benefit Plan documents; (ii) the most recently completed actuarial valuation for each Plan; (iii) the Form 5500, 5500-C or 5500-R for each Otelco Benefit Plan for the two most recent plan years; and (iv) all collective bargaining agreements or other similar agreements covering employees of the Otelco Entities.  This Section 3.2(l) contains the sole and exclusive representations and warranties of Otelco with respect to any Otelco Benefit Plans.

(m)                               Employee and Labor Matters.  Except as disclosed on Schedule 3.2(m), (a) no Otelco Entity is party to any collective bargaining agreement or similar agreement, (b) there are no unfair labor practice complaints pending against any Otelco Entity, or to the knowledge of Otelco, threatened against any Otelco Entity before the National Labor Relations Board, or (c) no strike, labor dispute, slowdown or stoppage is pending against any Otelco Entity except with respect to any matter specified above, which, in the case of clause (b) or (c), individually or in the aggregate, has not had a Material Adverse Effect.  This Section 3.2(m) contains the sole and exclusive representations and warranties of Otelco with respect to employee and labor matters.

(n)                                 Absence of Changes or Events.  Except as set forth on Schedule 3.2(n), from the date of the Latest Otelco Balance Sheet until the date hereof, there has not been any event which would reasonably be expected to have a Material Adverse Effect on the Otelco Entities.

(o)                                 Compliance with Applicable Laws.

(i)                                     Except as set forth on Schedule 3.2(o)(i), the Otelco Entities are in compliance with all Applicable Laws, except for instances of noncompliance that, individually or in the aggregate, have not had a Material Adverse Effect.  Except as set forth on Schedule 3.2(o)(i), no Otelco Entity has received any written communication during the past two years from a Governmental Entity that alleges that such Otelco Entity is not in compliance in any material respect with any Applicable Laws.

(ii)                                  The regulatory tariffs applicable to the Otelco Entities stand in full force and effect in accordance with their terms, and there is no outstanding notice of cancellation or termination or, to the knowledge of Otelco, any threatened cancellation or termination in connection therewith.  Except as otherwise disclosed on Schedule 3.2(o)(ii), no Otelco Entity is subject to any restrictions or conditions applicable to its regulatory tariffs that limit the operations of the Otelco Entities (other than restrictions or conditions generally applicable to tariffs of that type).  Except as otherwise disclosed on Schedule 3.2(o)(ii), no Otelco Entity is in material violation under the terms and conditions of any such tariff and, to the knowledge of Otelco, there is no basis for any claim of violation by any Otelco Entity under any such tariff.  Except as set forth on Schedule 3.2(o)(ii), there are no applications by any Otelco Entity, nor any complaints or petitions, or other filings by others, or Proceedings pending or, to the knowledge of

Otelco, threatened, before the APSC relating to any Otelco Entity or its operations or regulatory tariffs.  A true and correct copy of each tariff applicable to the Otelco Entities has been made available to Otelco.

(iii)                               This Section 3.2(o) contains the sole and exclusive representations and warranties of Otelco with respect to regulatory tariffs and other regulatory matters before the APSC.

(p)                                 Environmental Matters.  Except as set forth on Schedule 3.2(p) and except for those matters that, individually or in the aggregate, have not had a Material Adverse Effect, (a) during the past two years, no Otelco Entity has received any written communication from a Governmental Entity that alleges that it is not in compliance with any Environmental Law, (b) the Otelco Entities hold, and are in compliance with, all Permits required under Environmental Laws to conduct their respective businesses, and are in compliance with all Environmental Laws and (c) in connection with the conduct of their respective businesses, the Otelco Entities have not entered into or agreed to any court decree or order and are not subject to any Judgment relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.  This Section 3.2(p) contains the sole and exclusive representations and warranties of Otelco with respect to any environmental, health or safety matters, including, without limitation, any matters arising under Environmental Law.

(q)                                 No Additional Representations.  Otelco IS NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE OTELCO ENTITIES, INCLUDING ANY OF THE ASSETS OF THE OTELCO ENTITIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 3.2, AND EXCEPT AS SET FORTH EXPRESSLY HEREIN, THE CONDITION OF THE ASSETS OF THE OTELCO ENTITIES SHALL BE “AS IS” AND “WHERE IS.”

ARTICLE IV

CONDUCT AND TRANSACTIONS PRIOR
TO EFFECTIVE TIME; ADDITIONAL AGREEMENTS

4.1                               Access to Records.

From and after the date hereof until the Effective Time or the earlier termination of this Agreement pursuant to Section 6.1 hereof (the “Executory Period”), MMHC shall afford:  (i) to the officers, independent certified public accountants, legal counsel and other representatives of Otelco, free and full access at all reasonable times to all of the properties, books and records (including Tax Returns filed and those in preparation) of the MMHC Entities, in order that Otelco and such other Persons may have full opportunity to make such investigations as they shall reasonably desire to make of the business and affairs of the MMHC Entities; and (ii) to the independent certified public accountants of Otelco, free and full access at all reasonable times to the work papers of the independent certified public accountants for the MMHC Entities.  Additionally, MMHC will permit Otelco, its officers, directors, auditors, legal counsel and other representatives to make such reasonable inspections of the MMHC Entities and their operations during normal business hours as Otelco may reasonably require and MMHC will cause its officers to furnish to Otelco and such other Persons, such additional financial and operating data and other information as to its business and properties as Otelco or such other persons shall from time to time reasonably request.  No investigation pursuant to this Section 4.1, or made prior to the date hereof, shall affect or otherwise diminish or obviate in any respect any of the representations and warranties of MMHC.

4.2                               Conduct.

During the Executory Period and except in connection with the consummation of the transactions contemplated hereby, MMHC will and will cause the other MMHC Entities to, operate their respective businesses as now operated and only in the normal and ordinary course and, consistent with such operation, preserve intact its present business organization, keep available the services of its officers and employees and maintain satisfactory relationships with customers and other Persons having business dealings with the MMHC Entities.  Notwithstanding the foregoing, the parties acknowledge that during the Executory Period, the MMCH Preferred shall be dividended or otherwise distributed to Parent.

4.3                               Legal Conditions to Merger.

Each party will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will take all reasonable action necessary to cooperate with and furnish information to the other party in connection with any such requirements imposed upon such other party in connection with the Merger.  Each party will take all reasonable actions necessary (a) to obtain (and will take all reasonable actions necessary to promptly cooperate with the other party in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority, or other third party, required to be obtained or made by such party (or by the other party) in connection with the Merger or the taking of any action contemplated by this Agreement, (b) to defend, lift, rescind or mitigate the effect of any lawsuit, order, injunction or other action adversely affecting the ability of such party to consummate the transactions contemplated hereby and (c) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

4.4                               Notice of Prospective Breach.

(a)                                  MMHC shall immediately notify Otelco in writing upon the occurrence of any act, event, circumstance or thing that is reasonably likely to cause or result in a representation or warranty of MMHC hereunder to be untrue at the Closing, the failure of a closing condition to be achieved at the Closing or any other breach or violation hereof or default hereunder by any MMHC Entity.

(b)                                 Otelco shall immediately notify MMHC in writing upon the occurrence of any act, event, circumstance or thing that is reasonably likely to cause or result in a representation or warranty of Otelco hereunder to be untrue at the Closing, the failure of a closing condition to be achieved at the Closing or any other breach or violation hereof or default hereunder by any Otelco Entity.

4.5                               Further Assurances; Consents.

Each party will use its commercially reasonable efforts, and the other party will cooperate with such efforts, to obtain any consents and approvals of, or effect the notification of or filing with, each Person or authority, whether private or governmental, whose consent or approval is required in order to permit the consummation of the Merger and the transactions contemplated hereby and to enable the Surviving Corporation to conduct and operate the business of the MMHC Entities substantially as presently conducted.  Subject to the terms and conditions herein provided, the parties will use their commercially reasonable efforts to do or cause to be done all such acts and things as may be necessary, proper or advisable, consistent with all applicable laws and regulations, to consummate and make effective the transactions contemplated hereby and to satisfy or cause to be satisfied all conditions precedent that are set forth in Article V as soon as reasonably practicable.

ARTICLE V

CONDITIONS PRECEDENT

5.1                               Conditions to Each Party’s Obligations.

The obligations of each party to perform this Agreement and to effect the Merger are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by all parties hereto:

(a)                                  Approvals.  All authorizations, consents, orders or approvals of, or declarations or filings with or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated hereby will have been obtained or made or will have occurred.

(b)                                 Legal Action.  No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger will have been issued by any Federal or state court or other Governmental Authority and remain in effect.

(c)                                  Legislation.  No Federal, state, local or foreign statute, rule or regulation will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of such transactions.

(d)                                 Public Offering.  The conditions to the consummation of the Public Offering shall have been satisfied or waived and the parties hereto shall reasonably believe that the consummation of the Public Offering will take place promptly after the consummation of the Merger.

5.2                               Conditions to Obligations of Otelco and MergerCo.

The obligation of Otelco and MergerCo to perform this Agreement is subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by Otelco:

(a)                                  Representations and Warranties.  The representations and warranties of MMHC set forth in Section 3.1 hereof will in each case be true and correct in all material respects (except for any representation or warranty that by its terms is qualified by materiality, in which case it will be true and correct in all respects) as of the date of this Agreement and (except those representations and warranties which are made expressly only as of another date) as of the Closing Date as though made at and as of such dates, respectively, and Otelco will have received a certificate signed by an executive officer of MMHC to that effect.

(b)                                 Performance of Obligations of MMHC.  MMHC will have performed in all material respects the obligations required to be performed by it under this Agreement prior to or as of the Closing Date, and Otelco will have received a certificate signed by an executive officer of MMHC to that effect.

(c)                                  Consents and Approvals.  Otelco will have received duly executed copies of all consents and approvals contemplated by this Agreement in form and substance satisfactory to Otelco.

(d)                                 Government Consents, Authorizations, Etc.  All consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority which are required for or in connection with the execution and delivery by MMHC of this Agreement and the consummation by MMHC of the transactions contemplated hereby will have been obtained or made.

5.3                               Conditions to Obligations of MMHC.

The obligation of MMHC to perform this Agreement are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by MMHC:

(a)                                  Representations and Warranties.  The representations and warranties of Otelco and MergerCo set forth in Section 3.2 hereof will be true and correct in all material respects (except for any representation or warranty that by its terms is qualified by materiality, in which case it will be true and correct in all respects) as of the date of this Agreement and (except those representations and warranties which are made expressly only as of another date) as of the Closing Date as though made at and as of such dates, respectively, and MMHC will have received a certificate signed by an executive officer of each of Otelco and MergerCo to that effect.

(b)                                 Performance of Obligations by Otelco and MergerCo.  Otelco and MergerCo will have performed in all material respects the obligations required to be performed by them under this Agreement prior to or as of the Closing Date and MMHC will have received a certificate signed by an executive officer of each of Otelco and MergerCo to that effect.

(c)                                  Government Consents, Authorizations, Etc.  All consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority which are required for or in connection with the execution and delivery by Otelco and MergerCo of this Agreement and the consummation by Otelco and MergerCo of the transactions contemplated hereby will have been obtained or made.

ARTICLE VI

TERMINATION

6.1                               Termination.

This Agreement may be terminated, and the Merger abandoned at any time prior to the Effective Time, by:

(a)                                  the mutual consent of Otelco and MMHC;

(b)                                 Otelco or MMHC if the Effective Time has not occurred within 7 days following the date hereof; or

(c)                                  Otelco, if the conditions set forth in Section 5.2 hereof will not have been met, and MMHC, if the conditions set forth in Section 5.3 hereof will not have been met, except if such conditions have not been met solely as a result of the action or inaction of the party seeking to terminate.

Any termination pursuant to this Section 6.1 (other than a termination pursuant to Section 6.1(a)) will be effected by written notice from the party so terminating to the other parties hereto.

6.2                               Effect of Termination.

In the event of the termination of this Agreement as provided in Section 6.1, this Agreement will be of no further force or effect, except for this Section 6.2 and Article VII, each of which will survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1                               Expenses.

Each party hereto will bear its own fees and expenses in connection with the transactions contemplated hereby.

7.2                               Entire Agreement.

This Agreement (including the disclosure schedules and the Exhibits attached hereto) and the other writings referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings, written or oral, among the parties with respect thereto.

7.3                               Survival.

The representations, warranties and covenants contained in this Agreement shall not survive the Closing.

7.4                               Descriptive Headings.

Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

7.5                               Notices.

All notices or other communications which are required or permitted hereunder will be in writing and sufficient if delivered Personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested or by telecopier, with confirmation as provided above addressed as follows:

if to Otelco:

Otelco Inc.
505 3rd Avenue East
Oneonta, AL  35121
Attention: Mike Weaver
Telecopier: (205) 625-3528

with a copy to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY  10036
Attention: Adam K. Weinstein, Esq.
Telecopier: (212) 408-2420

if to MMHC, to:

215 Roe Street
Pilot Grove, MO  65276
Attention Denise M. Day
Telecopier: (660) 834-6632

with a copy to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY  10036
Attention: Adam K. Weinstein, Esq.
Telecopier: (212) 326-2061

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  All such notices or communications will be deemed to be received (a) in the case of Personal delivery or telecopy, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent and (c) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.

7.6                               Counterparts.

This Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart will be an original instrument and all such counterparts together will constitute one and the same agreement.

7.7                               Governing Law.

This Agreement will be governed by and construed in accordance with the DGCL and with the laws of the State of Delaware applicable to contracts made and to be performed wholly therein.

7.8                               Benefits of Agreement.

All the terms and provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement will not be assignable by any party hereto without the consent of the other parties hereto.

7.9                               Pronouns.

As used herein, all pronouns will include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

7.10                        Amendment, Modification and Waiver.

This Agreement will not be altered or otherwise amended except pursuant to an instrument in writing signed by Otelco and MMHC.  The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

* * * *

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed on its behalf as of the day and year first above written.

MID-MISSOURI PARENT, LLC

By:	/s/ Denise M. Day
	Name:	Denise M. Day
	Title:	Co-Chief Executive Officer

MID-MISSOURI HOLDING CORP.

By:	/s/ Denise M. Day
	Name:	Denise M. Day
	Title:	Co-Chief Executive Officer

RURAL LEC ACQUISITION LLC

By:	/s/ Michael D. Weaver
	Name:	Michael D. Weaver
	Title:	President

OTELCO MERGER SUBSIDIARY, INC.

By:	/s/ Michael D. Weaver
	Name:	Michael D. Weaver
	Title:	President